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Horizon Pharma, Inc.

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Subject Company: Horizon Pharma, Inc.

SEC File No. of Horizon Pharma, Inc.: 001-35238

Vidara Internal Call

CALL-IN NUMBER FOR HORIZON PARTICIPANTS: Scheduled call in number

Horizon Participants:

Tim Walbert, Chairman, President & Chief Executive Officer

Bob Carey, EVP & CBO

Todd Smith, Executive Vice President & Chief Commercial Officer

Jeff Sherman, Executive Vice President & Chief Medical Officer

Tim Walbert - Overview

Good morning everyone. As I am sure you have seen, this morning we announced the acquisition of Vidara Therapeutics International Ltd., a privately-held, profitable specialty pharmaceutical company headquartered in Dublin, Ireland. The companies have agreed to combine through a reverse merger, accelerating our transformation to a profitable specialty pharmaceutical company with a portfolio of products currently marketed in the United States. The combined company will be named Horizon Pharma plc and will be organized under Irish law. The Company’s would be headquartered in Dublin, Ireland with U.S. operations based in Deerfield, Illinois with offices in the Atlanta, Georgia area as well.

We believe that this will be a significant value-creating event for Horizon and provides a platform for future growth. The acquisition is expected to be immediately accretive to adjusted diluted earnings per share, excluding one-time transaction expenses. The addition of ACTIMMUNE is complementary to our business model of focusing on targeted commercial opportunities, like RAYOS, where we can optimize the value of the product while providing affordable access to patients. Also, the acquisition of Vidara is an important next step in the execution of our growth strategy, allowing us to drive acceleration of organic growth with DUEXIS, VIMOVO and RAYOS, along with ACTIMMUNE upon closing of the transaction, and continue to aggressively pursue product and company acquisitions.

Let me briefly review the details of the acquisition of Vidara Therapeutics and the concurrent financing commitment we announced this morning. We announced we will acquire Vidara Therapeutics in a reverse merger for stock and cash valued at approximately $660 million, including $200 million in cash, subject to certain adjustments. We will combine our business with Vidara through a publicly traded Irish holding company, Horizon Pharma plc. This transaction will allow us to continue to build on the organic growth of the Company and pursue our acquisition strategy through a tax efficient corporate structure. At the closing of the transaction, Horizon Pharma stockholders would own approximately 74% of Horizon Pharma plc and Vidara Therapeutics shareholders would own approximately 26%.

The transaction also further strengthens our financial position. We expect the combined company will have pro forma combined, full year 2014 revenues of $250 to $265 million and EBIDTA of $65 to $75 million, excluding one time transaction costs.

ACTIMMUNE, a bioengineered form of interferon gamma-1b, is approved by the U.S. FDA for use in children and adults with chronic granulomatous disease (CGD) and severe, malignant osteopetrosis (SMO). ACTIMMUNE has two patents in the U.S., providing protection until 2022

The majority of the Vidara management team will join our management in key roles in the combined company. Upon closing, the integration of the organization will be along functional lines with R&D and Manufacturing reporting to Jeff Sherman, finance reporting to Bob De Vaere and commercial reporting to Todd Smith. Additionally, we will be adding a new Board member who is the current president and chief medical officer of Vidara, Dr. Virinder Nohria.

Of course, we need to continue to drive our base business of DUEXIS, VIMOVO and RAYOS – which I am counting on all of you to do. We will work toward final closing and integration of this acquisition.

In closing, we are very excited about the addition of ACTIMMUNE—a well suited product for our commercial portfolio—and the acquisition of Vidara Therapeutics which could accelerate our transformation into a profitable specialty pharma company. Following a year of strong execution by the Company on DUEXIS and RAYOS and a great start with VIMOVO so far this year, we remain confident as we head into the remainder of the year. We are well-positioned to drive revenue and create increased value for our shareholders. We will continue to seek additional acquisition opportunities to further leverage our business model and maximize our commercial infrastructure.

Thank you for your continued effort to over achieving our sales and organizational goals. Todd will be holding a separate call with the commercial organization shortly. I’ll be sure to keep you up to date as things progress.